UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AB PRIVATE CREDIT INVESTORS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUBJECT: BERNSTEIN / PROXY VOTE

Dear Client,

Thank you for your help with the current proxy vote. To make this process as easy as possible for you, I’ve included the below summary of the proposals we are asking you to vote on as well as instructions on how I can vote on your behalf:

[Include the following section for investors in AB Funds and MMAF]

Shareholders are being asked to approve two proposals to be considered and voted on at the upcoming Joint Meeting of Stockholders on August 3, 2026:

1.	To elect directors/ trustees of the funds.

2.

To approve a new investment advisory agreement with AllianceBernstein L.P. (“AB”), as a result of certain anticipated changes in the ownership of AB in connection with a planned merger of its majority owner, Equitable, and Corebridge Financial.

[Include the following section for investors in PCIC-BDC]

Stockholders in AB Private Credit Investors Corporation are being asked to approve three proposals to be considered and voted on at the upcoming Annual Meeting of Stockholders on August 3, 2026:

1.	To elect J. Brent Humphries and Terry Sebastian to the Board of Directors for a three-year term expiring at the 2029 annual meeting of stockholders.

2.	To ratify and appoint PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for 2026.

3.	To approve a new investment advisory agreement with AB Private Credit Investors LLC, the investment adviser to the Fund.

[Include the following section for investors in AB-Lend]

Shareholders in AB Private Lending Fund are being asked to approve three proposals to be considered and voted on at the upcoming Annual Meeting of Shareholders on August 3, 2026:

1.	To re-elect Matthew Bass and John G. Jordan to the Board of Trustees for a three-year term expiring at the 2029 annual meeting of shareholders and until successors are duly elected and qualified.

2.	To ratify and appoint PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for 2026.

3.	To approve a new investment advisory agreement with AB Private Credit Investors LLC, the investment adviser to the Fund.

[Include the following section for investors in COF]

Shareholders are being asked to approve one proposal to be considered and voted on at the upcoming Joint Meeting of Stockholders on September 1, 2026:

1.	To approve a new investment advisory agreement with AB CarVal Investors, L.P., the investment adviser to the Fund.

[Include the following for all proxies]

Your vote is necessary to ensure the Funds can continue to be managed by the Adviser without interruption. No changes to fees, portfolio management, or the services provided are expected.

If you would like me to help you vote, I can do that with your approval. AB and the Board of Directors/Trustees recommend that our clients vote “FOR” the proposal. Please reply “Approved” to confirm that you hereby authorize us to process your proxy vote and that you have instructed us to vote “FOR” the proposals referenced on the ballot you received for all the registered funds held in your account(s).

Your vote matters!

Please let me know if you have any questions and thank you for your help!